                                                                    EXHIBIT 11.1

                             BROADWAY STORES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)



                                               THIRTEEN WEEKS ENDED     TWENTY-SIX WEEKS ENDED
                                              ----------------------   ------------------------
                                               July 29,    July 30,     July 29,      July 30,
                                                 1995        1994         1995          1994
                                              ----------   ---------   -----------   ----------
Net loss used to compute earnings
  per common share.........................    $(37,448)   $(12,935)     $(80,746)    $(30,895)
                                               ========    ========      ========     ========

Weighted average number of common shares
  outstanding during this period /(1)/.....      46,969      46,865        46,955       46,846
                                               ========    ========      ========     ========

Loss per common share......................    $   (.80)   $   (.28)     $  (1.72)    $  (0.66)
                                               ========    ========      ========     ========

/(1)/ The weighted average number of shares outstanding reflects all shares of Common Stock expected to be issued in accordance with the POR as if they had been issued on the Emergence Date.